Execution Version

Continuing Letter of Credit Agreement
dated as of December 17, 2024
between HSBC Bank USA, National Association and Greenlight Reinsurance, Ltd.
To induce HSBC Bank USA, National Association (“Bank”) to issue one or more standby letters of credit hereunder (each, a “Letter of Credit”, and collectively, “Letters of Credit”) upon application by GREENLIGHT REINSURANCE, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands and licensed as a Class D insurance company with the Cayman Islands Monetary Authority under license number 645363, with its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Cayman Islands (“Applicant”), Applicant and Bank agree as follows:

1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below, unless the context requires otherwise:

“Account” has the meaning given to such term in the Security Agreement.
“Account Bank” means HSBC Continental Europe, acting through its Irish branch.
“Agreement” means this Continuing Letter of Credit Agreement, as it may be amended, supplemented, or otherwise modified from time to time in accordance with its terms.

“Application” means each application for a Letter of Credit, substantially in the form of Exhibit A hereto or such other form as Bank may accept, including applications submitted through Electronic Means.

“Approved Institution” means a financial institution listed on the National Association of Insurance Commissioners’ List of Qualified U.S. Financial Institutions (as such list may be amended or updated from time to time).

    “Business Day” means any day that is not (a) a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or the Cayman Islands or (b) a day on which banking institutions in the State of New York or the Cayman Islands are authorized or required by law to close.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall, unless otherwise approved by the Agent in its reasonable discretion, be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or unconditionally exercisable after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Capital Securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) as set forth in the preceding parenthetical; (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Applicant cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or

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nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) all issued and outstanding Capital Securities of Applicant fail to be owned, directly or indirectly, by Parent.

“Collateral” means all property and assets described in the Security Agreement or other Security Documents in which Applicant has granted, or purported to grant, to Bank a security interest to secure the Obligations.

    “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

    “Electronic Means” means any electronic system or method for delivering communications, including any email, facsimile, telecopier, telex, cable, telephone or other electronic system or method.

    “Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement), (b) withholding Taxes imposed on amounts payable to or for the account of Bank with respect to this Agreement pursuant to a law in effect on the date on which (i) Bank acquires such interest in this Agreement or (ii) Bank changes its office, (c) Taxes attributable to such Bank’s failure to comply with Section 5(c), and (d) any withholding Taxes imposed under FATCA.

    “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code

    “Financial Standby Letter of Credit” means a letter of credit or similar independent undertaking, however named or described, issued, confirmed or paid, or in respect of which value is transferred (including acceptance of a draft), by Bank and/or an affiliate of Bank (or correspondent bank), for the account of one or more applicants, that represents an obligation to a third-party beneficiary: (a) to repay money borrowed by, or advanced to, or for the account of, a second party (the account party); or (b) to make payment on behalf of the account party, in the event that the account party fails to fulfill its obligation to the beneficiary. The determination that a letter of credit or similar undertaking is a Financial Standby Letter of Credit shall be made by Bank in its discretion.

    “Governmental Authority” means the government of the United States of America or the Cayman Islands, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body (including, for the avoidance of doubt, the Cayman Islands Monetary Authority), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

    “Guarantor” means any entity which has executed a guarantee, letter of comfort or similar document (a “Guarantee”) in favor of Bank with respect to any or all of Applicant’s Obligations, and “Credit Party” means any of Applicant or Guarantor.

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    “HSBC Group” means HSBC Holdings plc and its Subsidiaries and affiliates from time to time.

    “Legal Reservations” means (i) the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction; (ii) the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction and (iii) any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to Bank under any provision of or otherwise in connection with any Transaction Document.
    “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by Bank under this Agreement at such time (including any pending drawings made prior to expiration and any scheduled increases in accordance with the terms of any Letter of Credit) plus (b) the aggregate amount of all payments made by Bank pursuant to any such Letter of Credit that have not yet been reimbursed by or on behalf of Applicant at such time (including any and all acceptances and deferred payment undertakings incurred under any Letter of Credit providing for acceptances or deferred payment undertakings, as applicable).
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Indebtedness” means any indebtedness of any Credit Party (other than indebtedness under this Agreement) in an aggregate principal amount exceeding $5,000,000.

“Maximum Total Facility Amount” means $100,000,000.

    “Obligations” means all present and future obligations of Applicant under this Agreement, any other Transaction Document, or in respect of any Letter of Credit, whether due or to become due, absolute or contingent, joint, several or independent, including interest accruing at the rate provided in this Agreement on or after the commencement of any bankruptcy or insolvency proceeding in respect of Applicant, whether or not such interest is allowed or allowable.

“Parent” means Greenlight Capital Re, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Perfection Requirement” means the making or the procuring of the registration, filing, endorsement, notarization, stamping, notification or other action or step to be made or procured in any jurisdiction in order to create, perfect or enforce the Lien created by a Transaction Document and/or achieve the relevant priority for the Lien created thereunder.
“Performance Standby Letter of Credit” means a letter of credit or similar independent undertaking, however named or described, other than a Financial Standby Letter of Credit, issued, confirmed or paid, or in respect of which value is transferred (including acceptance of a draft), by Bank and/or an affiliate of Bank (or correspondent bank), for the account of one or more applicants, that represents an obligation to the beneficiary on the part of the issuer to make payment on account of any default by the account party in the performance of a non-financial or commercial obligation. The determination that a letter of credit or similar arrangement is a Performance Standby Letter of Credit shall be made by Bank in its discretion.

“Permitted Liens” means, collectively, (a) the security interests granted to Bank pursuant to the Security Agreement or any other agreement, (b) Liens for taxes or other governmental charges which are not delinquent or which

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are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles, consistently applied, (c) statutory Liens and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted, and (d) Liens in favor of Account Bank arising pursuant to applicable law or any agreement between Applicant and Account Bank in respect of the Account.

    “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, government (including any subdivision, agency, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank)) or other entity.

    “Prime Rate” means the rate of interest publicly announced by Bank from time to time as its prime rate and is a base rate for calculating interest on certain loans (which rate does not necessarily represent the lowest rate of interest changed by Bank to its borrowers). In no event shall the interest rate under this Agreement exceed the maximum rate authorized by applicable law. Any change in the interest rate resulting from a change in the Prime Rate shall be effective on the date of such change.

    “Required Collateral Amount” means, at any time, an amount equal to 100% of the Letter of Credit Exposure, after giving effect to any pending request for the issuance, amendment, or extension of any Letter of Credit and any scheduled increases in accordance with the terms of any Letter of Credit.

“Security Agreement” means the Charge over Account dated as of the date hereof between Applicant and Bank, as amended, supplemented, or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement and all other agreements, instruments, documents, and certificates now or hereafter executed and delivered to Bank by or on behalf of Applicant with respect to the Collateral, as each may be amended, supplemented, or otherwise modified from time to time.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding equity interests having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Applicant.

“Trade Transaction” means a transaction involving the sale or purchase by Applicant of goods or services from/to a third party, and includes any contract(s) on which such transaction may be based.

“Transaction Documents” means, collectively, this Agreement, any agreement supporting or securing this Agreement (including the Security Documents and any Guarantee), each Application, the Certificate of Authority or other

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indemnity acceptable to Bank, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to Bank by or on behalf of Applicant with respect to this Agreement.

2. Payment Obligation.
(a) Applicant hereby promises to pay to Bank, on demand, at Bank’s office located at 66 Hudson Boulevard E, New York, New York 10001 (or elsewhere as specified in writing by Bank), the amount paid or payable by Bank in respect of each drawing under a Letter of Credit in the same currency in which such drawing is made or requested.
(b) All payments to be made to Bank under this Agreement shall be paid in immediately available funds, without any offset.
3. Requests for Issuance; Fees, Commission and Costs.
(a) To request the issuance of a Letter of Credit (or the extension of its expiration date or other amendment of its terms and conditions), Applicant shall deliver an Application to Bank (reasonably in advance of the requested date of issuance, extension, or other amendment) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be extended or otherwise amended, and specifying the date of issuance, extension, or other amendment (which shall be a Business Day), the purpose and nature of the requested Letter of Credit, and such other information as shall be necessary to prepare, extend, or otherwise amend such Letter of Credit.
(b) Without in any way limiting or impairing the uncommitted nature of the facility made available under this Agreement and Bank’s sole and absolute discretion in determining whether to issue any Letter of Credit hereunder:
(i)    each Letter of Credit shall expire no later than the close of business on the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension); provided that, if Applicant so requests in any applicable Application, Bank may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”) so long as such Auto-Extension Letter of Credit permits Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by sending prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and as specified in such Letter of Credit;
(ii) in no event shall the aggregate stated available amount of all of the Letters of Credit exceed the Maximum Total Facility Amount at any time; and
(iii) if, after giving effect to the issuance of a Letter of Credit or amendment thereto increasing the stated amount thereof, the value of the Collateral would be less than the Required Collateral Amount, then, as a condition precedent to such issuance, Applicant shall deposit into the Account an amount of cash (denominated in the same currency as such Letter of Credit) necessary to cause the value of the Collateral to be at least equal to the Required Collateral Amount after giving effect to such issuance.
(c) Applicant hereby agrees to pay to Bank, on demand, (a) its customary documentation fees (including the applicable fees set forth on Exhibit B hereto (including Annex I thereto, as such fees set forth on Annex I may be amended in writing by Bank from time to time)) and (b) all reasonable and documented out-of-pocket costs, charges and expenses reasonably incurred by Bank or its correspondents in connection with the Letters of Credit, including any adviser’s, confirmer’s, or other nominated person’s reasonable and documented fees and expenses that are chargeable to Applicant or Bank (if the Application for the applicable Letter of Credit requested or authorized such advice, confirmation or other nomination, as applicable). All computations of fees and interest under this Agreement shall be based on a 360-day year for the actual number of days elapsed.
4. Interest. Without limiting Applicant’s obligation to make all payments under this Agreement when due, (a) if Applicant fails to fully reimburse Bank on the date of any payment under any Letter of Credit, then Applicant will pay to Bank, on demand, interest on such unreimbursed amount from time to time at a variable interest rate equal to the sum of

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3% per annum plus the Prime Rate, and (b) Applicant will pay to Bank, on demand, interest on all other overdue amounts hereunder from the due date through the payment date at a variable interest rate equal to the sum of 3% per annum plus the Prime Rate. If any payment shall be due on a day that Bank is not open for business at its applicable office, such payment shall instead be made on the next day on which Bank is open for business at such office and interest shall be paid for each additional day elapsed.
5. Taxes.
(a) Except as required by applicable law, any and all payments by or on account of Applicant under this Agreement shall be made without deduction for any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges(all such taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges which are imposed with respect to this Agreement or any amount payable under it are hereinafter called “Taxes”). If Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or in respect of any Letter of Credit, (a) to the extent such Tax is not an Excluded Tax, the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), Bank receives an amount equal to the sum Bank would have received had no such deductions been made, (b) Applicant shall be entitled to make such deductions, and (c) Applicant shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) Without duplication of any payments made under Section 5(a), Applicant will indemnify Bank for the full amount of any Taxes (other than Taxes that are Excluded Taxes) (including any Taxes, other than Taxes that are Excluded Taxes, imposed by any jurisdiction on amounts payable under this Section) paid by Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Payment pursuant to this indemnification shall be made upon written demand therefor. Within thirty (30) days after the date of any payment of Taxes pursuant to this Section 5, Applicant will furnish Bank with evidence thereof.
(c) Bank shall deliver to the Applicant prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Applicant), either (i) an executed copy of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax, or (ii) an executed copy of IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or, to the extent a recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-9, as applicable, certifying, in each case, that such recipient is exempt from U.S. federal withholding tax.
(d) Bank shall maintain at one of its offices in accordance with the requirements of Section 5f.103-1(c) of the Treasury Regulations, a register for the recordation of the names and addresses of any lenders, assignees and participants, and principal amounts (and stated interest) of the loans owing to, each lender, assignee and participant pursuant to the terms hereof from time to time (the “Register”). Each recipient that sells any interest in any Loan or a participation shall provide to Bank evidence of such assignment or participation that includes the information described in this Section in respect of such assignee or participant’s interest, including the names and addresses of the applicable assignee or participant, and principal amounts (and stated interest) of the Loans owing to each assignee or participant.
6. Reimbursement Obligation.
(a) Applicant’s obligation to reimburse each drawing under a Letter of Credit as provided in Section 2(a) above shall be absolute, unconditional and irrevocable, and shall be performed under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Transaction Document, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank or a Bank correspondent under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 6(a), constitute a legal or equitable discharge of, or provide a right of set-off against, any of Applicant’s Obligations. Neither

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Bank nor any Bank correspondent shall have any liability or responsibility by reason of or in connection with the issuance, assignment, or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any circumstance referred to in the preceding sentence), or any error, omission, interruption, loss, delay or alteration in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank (or a Bank correspondent, as applicable); provided that nothing in this Agreement shall be construed to excuse Bank (or a Bank correspondent) from liability to Applicant to the extent of any direct damages suffered by Applicant that are caused by Bank’s (or such correspondent’s) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of Bank or, as applicable, a Bank correspondent (in each case as finally determined by a court of competent jurisdiction by final and nonappealable judgment), Bank (and Bank’s correspondent) shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, Bank and Applicant agree that, with respect to presented documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank (or a Bank correspondent, as applicable) may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. Neither Bank nor Bank’s correspondent shall be liable to Applicant in contract, tort, or otherwise for any special, indirect, consequential, or punitive damages, including for any consequences of fraud by any beneficiary of any Letter of Credit.
(b) Neither Bank nor any Bank correspondent shall be liable to anyone for failure to pay or to accept if such failure is due to any governmental, regulatory, administrative or judicial restriction in force at the time and place of presentment or payment.
(c) Bank may rely upon any written or other communication (including those delivered by Electronic Means) reasonably believed to have been authorized by Applicant and shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with any Letter of Credit, whether transmitted by courier, mail, Electronic Means, or otherwise (whether or not they be encrypted), or for errors in interpretation of technical terms or in translation (and Bank may transmit Letter of Credit terms without translating them); provided that nothing in this Agreement shall be construed to excuse Bank from liability to Applicant to the extent of any direct damages suffered by Applicant that are caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof. If Bank issues or takes any action respecting a Letter of Credit pursuant to any communication of any kind from Applicant, including (i) Applicant’s written request other than on an Application, (ii) Bank’s prescribed computerized entry format, or (iii) any written or oral communication delivered by Electronic Means, then this Agreement shall apply to such Letter of Credit or such action, notwithstanding any lack of reference to this Agreement in such communication. In furtherance of the foregoing, and without limitation thereof, Applicant may be entitled to apply for the issuance and amendment, as well as potentially other letter of credit services, pursuant to HSBCnet and any successor thereto. Applicant acknowledges and agrees that, unless and solely to the extent otherwise agreed in writing by Bank, any application or other letter of credit transaction effected pursuant to HSBCnet or any successor thereto shall create a legal, valid and binding obligation of Applicant, governed by and enforceable against it in accordance with the terms of this Agreement (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity).

(d) Applicant agrees that in the event of any extension of the maturity or time for presentment of drafts, acceptances or documents, or any other modification of the terms of any Letter of Credit (including any deferred payment obligation thereunder), at the request of Applicant, with or without notice to others, or in the event of any increase in the amount of any Letter of Credit at Applicant’s request, this Agreement shall be binding upon Applicant with regard to such Letter of Credit as so extended, increased or otherwise modified, and any drafts, acceptances, documents and property covered thereby and any action taken by Bank or any of Bank’s correspondents in accordance with such extension, increase or other modification.

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(e) Applicant agrees that Bank or any Bank correspondent may accept or pay any draft dated on or before the expiration of any time limit expressed in any Letter of Credit regardless of when drawn and when or wherever negotiated; provided any other required documents in relation thereto are dated prior to the expiration date of such Letter of Credit; provided, further, that neither Bank nor any Bank correspondent shall accept or pay any draft presented after the expiration date of the applicable Letter of Credit unless otherwise required by applicable law, ISP 98, UCP 600, or Bank’s internal policies and procedures (so long as such internal policies and procedures are applied to the Applicant consistently with Bank’s treatment of other customers that are similarly situated to the Applicant).
(f) If any Letter of Credit is issued in transferable form, Bank shall have no duty to determine the identity of anyone appearing in any transfer request, draft or other document as transferee, or the validity or correctness of any transfer made pursuant to documents that appear on their face to be substantially in accordance with the terms and conditions of such Letter of Credit.
(g) Bank (i) may replace a purportedly lost, stolen or destroyed original Letter of Credit by providing a replacement copy marked as such to any beneficiary thereof, and in connection therewith Bank may require an indemnity acceptable to Bank, (ii) may disregard any requirement of any Letter of Credit that presentation be made to Bank by a particular means of presentation, at a particular place, or prior to a particular time of day (but may not disregard any requirement for presentation by a particular day), and may amend or specify any such requirement in the Letter of Credit, (iii) if any Letter of Credit requires presentation of a draft but no form of draft is attached thereto as an exhibit or otherwise prescribed in the Letter of Credit, may accept as a draft any written or electronic demand for payment under the Letter of Credit, (iv) may disregard any requirement of any Letter of Credit that any draft, demand or other request for payment thereunder bear any reference to the Letter of Credit, (v) [reserved], (vi) may make any payment under any Letter of Credit by any means it chooses, including by wire transfer of immediately available funds, (vii) [reserved], (viii) may select any branch or affiliate of Bank or any other Person to act as an advising, transferring, confirming and/or nominated Person, if the application for such Letter of Credit requested or authorized such advice, transfer, confirmation and/or nomination, as applicable, (ix) may amend any Letter of Credit to accurately reflect any change of name, address or other contact information of any beneficiary thereof, and (x) shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies which Applicant approves or requests.
(h) Applicant’s ultimate responsibility for the final text approved by it of each Letter of Credit shall not be affected by any assistance Bank may have provided (regardless of whether such assistance is provided by Bank personnel, by automated means, or otherwise) such as by drafting or recommending text, and Applicant assumes all risks that: (i) any non-documentary conditions stated in the Letter of Credit will be ignored when presentment is made, or may cause the Letter of Credit to be interpreted by a court as a guarantee, (ii) any ambiguous or inconsistent provisions may be interpreted in a manner not intended by Applicant, (iii) any permitted payment or other action at a foreign location may invoke the application of foreign laws or rules, and (iv) the Letter of Credit may not satisfy Applicant’s needs or intentions.
(i) If Applicant or any other Person seeks to restrain any presentation under, or honor of, any Letter of Credit, or takes any other action that would have a similar effect, or if any court shall do any of the foregoing or extend the term of any Letter of Credit, then at Bank’s reasonable request in each case, Applicant shall provide Bank with additional cash collateral, a bond, or other collateral, in each case of a type and value reasonably satisfactory to Bank as security for the Obligations, but only to the extent the existing Collateral is deemed insufficient, in Bank’s reasonable discretion, to cover the Obligations pursuant to the applicable Letter of Credit.
(j) Applicant acknowledges that (i) Bank and its affiliates offer a wide range of financial and related services, which may at any time include back-office processing services on behalf of financial institutions, letter of credit beneficiaries, and other customers, (ii) some of these customers may be Applicant’s counter-parties or competitors, and (iii) Bank and its affiliates may perform more than one role in relation to any Letter of Credit.
7. Representations and Warranties.

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Applicant represents and warrants to, and where applicable agrees with, Bank, as of the date hereof and also as of the date of issuance of any Letter of Credit and the date of any increase, manual or automatic extension, or amendment thereof (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date), that:
(a) Applicant is duly incorporated, organized, or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization.
(b) Subject to the Legal Reservations and the Perfection Requirements, the execution, delivery and performance of this Agreement and the other Transaction Documents, (i) are within Applicant’s requisite powers and have been duly authorized by all necessary corporate or other organizational action, (ii) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (iii) will not violate (x) any applicable law or regulation or (y) the charter, bylaws or other equivalent or comparable organizational documents of Applicant or (z) any order of any Governmental Authority, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon Applicant or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (v) will not result in the creation or imposition of any Lien on any asset of Applicant (other than Permitted Liens), except, with respect to clauses (ii), (iii) (as to subclauses (x) and (z)) and (v), as would not reasonably be expected to materially adversely affect Applicant’s financial condition, business or assets or its ability to perform its obligations under this Agreement.
(c) Each Transaction Document (i) has been duly executed and delivered by Applicant, and (ii) constitutes a legal, valid and binding obligation of Applicant, enforceable against Applicant in accordance with its terms, except as such enforceability may be limited by the Legal Reservations and Perfection Requirements, bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.
(d) No Event of Default or Default has occurred and is continuing.
(e) Applicant (i) represents and warrants that the transactions covered by each Letter of Credit are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department or Tax Reform Act of 1976, as amended, or the Export Control Reform Act of 2018, as amended, or related laws and regulations thereto, and that any transfer of moneys or importation covered by a Letter of Credit conforms in every material respect with all existing United States laws and government regulations, and (ii) makes the representations and warranties and agrees to the provisions contained in Exhibit C hereto.
(f) This Agreement and the Obligations are and will at all times be senior, secured direct obligations of Applicant, ranking in right of payment higher than the priority of all unsecured unsubordinated indebtedness of Applicant.
(g) There is no pending or, to Applicant’s knowledge, threatened action or investigation which is reasonably likely to materially adversely affect Applicant’s financial condition, business or assets or which purports to affect the validity or enforceability of this Agreement, any other Transaction Document, any Letter of Credit, or any transaction contemplated by any Letter of Credit.
(h) Pursuant to the Transaction Documents, Applicant has granted to Bank a first priority perfected Lien in all of the Collateral to secure the payment, discharge and performance of all the Obligations, free and clear of all other Liens (other than Permitted Liens).
(i) Neither Applicant’s granting of any collateral security for the Obligations, nor Bank’s issuance of any Letter of Credit (or any increase or extension thereof), nor the making of any payment thereunder or the use of any proceeds thereof, constitutes or will constitute, or be part of, a fraudulent transfer or conveyance by Applicant to anyone (including Bank and any beneficiary) under any applicable law, or exceed (alone or together with any other payments or credit support for any transaction(s) supported by the applicable Letter of Credit) the maximum amount that would be allowed

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for any claim against Applicant under any applicable subsection of United States Bankruptcy Code Section 502(b) if Applicant were the subject of any proceeding thereunder.
(j) All of the cash used by Applicant to fund the Required Collateral Amount is solely the property of Applicant.
(k) After giving effect to the provision of Collateral hereunder from time to time and the grant of the security interest in such Collateral provided hereby, Applicant is, and will be, Solvent.
(l) Under laws in effect on the date hereof, Applicant will not be required to make any deduction or offset from any payment Applicant may make hereunder, and if Applicant learns of any change requiring any such deduction or offset it will promptly notify Bank thereof.
8. Covenants.
(a) Applicant agrees to furnish to Bank (i) copies of its annual financial statements (which shall be audited unless otherwise acceptable to Bank) prepared in accordance with generally accepted accounting principles, consistently applied, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Applicant (or such later date as approved by Bank in its discretion), (ii) copies of its quarterly financial statements prepared in accordance with generally accepted accounting principles, consistently applied (subject to routine audit adjustments and subject to the absence of footnotes), as soon as available and in any event within ninety (90) days after the end of each fiscal quarter of Applicant (or such later date as approved by Bank in its discretion), (iii) such other information respecting the business, operations or condition, financial or otherwise, of Applicant and its Subsidiaries as Bank may from time to time reasonably request, and (iv) promptly upon obtaining knowledge of the occurrence of any Default, notice thereof, specifying the nature thereof and the action Applicant proposes to take with respect thereto.
(b) Applicant agrees that it shall not (i) enter into or suffer to exist any agreement that would be violated or breached in any material respect by the existence of this Agreement or any other Transaction Document or the performance of any Obligations, (ii) other than pursuant to the Security Documents, create or suffer to exist any Lien, whether junior, equal, or superior in priority to the Liens created by the Security Documents, on the Collateral other than Permitted Liens, or (iii) request any Letter of Credit hereunder except for Letters of Credits that support (A) obligations of Applicant arising under agreements entered into after the date hereof or (B) obligations of Applicant arising after the date hereof pursuant to any agreement supported by any letter of credit in respect of which Applicant is the applicant therefor.
(c) Notwithstanding anything to the contrary contained in any other Transaction Document (but subject to the immediately following sentence), Applicant shall ensure that the aggregate market value of the Collateral held in the Account shall at all times be equal to or greater than the Required Collateral Amount. If at any time the aggregate market value of the Collateral held in the Account shall be less than the Required Collateral Amount, Applicant shall, no later than two (2) Business Days after the occurrence of such deficit, deposit additional Collateral in the Account in an amount sufficient to cure such deficit. If at any time the aggregate market value of the Collateral held in the Account shall exceed the Required Collateral Amount (such excess, “Excess Collateral”) or if the security interest in the Collateral shall be released in accordance with the terms of the applicable Security Documents, then, reasonably promptly after Applicant’s written request therefor and after Applicant shall have provided to Bank any evidence thereof reasonably requested by Bank, Bank shall instruct Account Bank to transfer to Applicant such Excess Collateral or all of the remaining Collateral, as applicable, in accordance herewith.
(d) Promptly, and in any event within three Business Days following the entry into any Security Document, Applicant shall deliver to Bank a copy of its register of mortgages and charges, updated to reflect the applicable Security Document, duly certified by its registered office.
9. Expenses; Indemnification.
(a) Applicant agrees to pay or reimburse Bank for all of its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, expenses and disbursements and legal and court costs, but excluding

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allocated fees and costs of in-house counsel) in connection with (i) any enforcement or collection proceeding resulting from Applicant’s breach or other default hereunder, including all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding-up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this paragraph (a).
(b) Applicant shall indemnify each of Bank and its affiliates, and their respective directors, officers, employees, agents and advisors (each, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented attorneys’ fees, expenses and disbursements (limited to one counsel for all Indemnitees, taken as a whole (and, solely in the case of a conflict of interest, one additional counsel for each group of affected Indemnitees and if reasonably necessary, one local counsel per relevant jurisdiction but excluding allocated fees and costs of in-house counsel)) and legal and court costs for any Indemnitee, incurred by or asserted against any Indemnitee, arising out of, in connection with, or as a result of (i) the execution, delivery or performance of any Transaction Document or any agreement, instrument or document contemplated thereby, including any Letter of Credit, the performance by the parties hereto of their respective obligations thereunder or the consummation of any transactions contemplated thereby or supported by any Letter of Credit (including any transfer, delivery, surrender or endorsement of any instrument, investment security, document of title or transport document presented under any Letter of Credit), (ii) any interruption, loss, delay or alteration in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), (iii) any indemnity, guaranty or other undertaking that Applicant requests or authorizes Bank to issue to any Person (such as a carrier, warehouseman or financial institution) to induce such Person to transfer, deliver or surrender any property or to issue its own letter of credit, guarantee or other undertaking in connection with any Letter of Credit, (iv) any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority or any other cause beyond Bank’s control with respect to any of the foregoing, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity under this Section 9(b) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnitee, or from a material breach of the obligations of such Indemnitee under any Transaction Document. This Section 9(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) Applicant will pay within ten (10) Business Days after demand from time to time all amounts owing under this Section 9.
10. Increased Costs. If Bank determines that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law), or any change in the interpretation of any of the foregoing, affects the amount of capital, liquidity, insurance or reserves (including special deposits, deposit insurance or similar requirements) to be maintained by Bank or any corporation controlling Bank, or otherwise increases the costs of, or reduces the amount received or receivable by, Bank or any corporation controlling Bank, and Bank determines that the amount of such capital, liquidity, insurance or reserve (including any special deposit, deposit insurance or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement or any Letter of Credit, then Applicant shall pay to Bank, within five (5) Business Days after demand from time to time, such additional amounts as Bank may demand to compensate for the increase or reduction, as the case may be; provided that Bank computes the amount due under this Section on a reasonable basis. Notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States, foreign or supra-national Governmental Authority pursuant to Basel III or Basel IV and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall, in each case, regardless of the date enacted, adopted or issued, be treated as a change in law for purposes of this Section and

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therefore within the scope of the immediately preceding sentence. Applicant shall not be obligated to pay any such compensation unless Bank also is requesting compensation as a result of such changes from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 10.
11. Events of Default.
Upon the occurrence of any one or more of the following events (any such event, an “Event of Default”):
(a) Applicant (i) shall fail to reimburse Bank, within one (1) Business Day of demand by Bank, for the amount paid by Bank in respect of any drawing under a Letter of Credit, (ii) shall fail to pay any other amount when due in accordance with the terms of this Agreement or any other Transaction Document within three (3) Business Days of its due date, or (iii) shall fail to observe or perform any covenant, condition or agreement contained in this Agreement, any other Transaction Document, or in any other agreement with Bank or any Bank affiliate, and such failure shall continue unremedied for a period of 30 or more days after notice thereof by Bank to Applicant;
(b) any representation or warranty made or deemed made by or on behalf of Applicant in or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(c) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(d) a Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (c) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(e) a Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or shall otherwise be or become insolvent;
(f) one or more final and non-appealable judgments for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgments and has not denied coverage) shall be entered against a Credit Party and the same shall remain undischarged for a period of sixty (60) or more consecutive days during which execution shall not be effectively stayed or vacated, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Credit Party to enforce any such judgment;
(g) a Credit Party shall default in (i) any payment of principal of or interest on any Material Indebtedness beyond any period of grace (if any) provided in the agreement or instrument creating or evidencing such Material Indebtedness, or (ii) the performance or observance of any other agreement, term or condition contained in any such agreement or instrument, or any event of default or other event shall occur, if the effect of such default, event of default or other event referred to in this clause (ii) is to cause, or to permit (with or without the giving of notice, the lapse of time or both) the holder or holders of such indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such indebtedness to become due, or to be redeemed, repurchased or mandatorily prepaid, prior to its stated maturity;

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(h) [reserved];
(i) a Change of Control shall occur;
(j) [reserved];
(k) Applicant’s repudiation of, or assertion of the unenforceability of, this Agreement or any other Transaction Document, or any court or other Governmental Authority shall issue any order, ruling or determination that this Agreement or any other Transaction Document is not in full force and effect; or
(l) Applicant’s dissolution or termination, Applicant’s merger or consolidation with any third party (unless (x) Applicant is the survivor or (y) the Person formed by or surviving any such merger or consolidation (if other than Applicant) assumes all of the Obligations of Applicant under this Agreement and the Transaction Documents and is acceptable to Bank), Applicant’s sale, lease or other conveyance of all or substantially all of its assets or business (unless the Person to which such sale, lease or other conveyance shall have been made assumes all of the Obligations of Applicant under this Agreement and the Transaction Documents and is acceptable to Bank), Applicant’s agreement to do any of the foregoing (subject to the exceptions set forth above), or the existence of any other condition which would materially and adversely affect the ability of a Credit Party to operate its business as an ongoing venture;
then, and in any such event and at any time thereafter during the continuance of such event, Bank may take one or more of the following actions: (A) declare the amount of each Letter of Credit and any other Obligations then outstanding or accrued due and payable by Applicant immediately (provided that if the Event of Default is described in clauses (c), (d), or (e) above, then such amount shall become due and payable immediately and automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Applicant); (B) require Applicant to (and Applicant agrees that it shall) use its best efforts to cause Bank to be promptly released from all its obligations under each Letter of Credit; and (C) exercise any and all other rights and remedies available at law, in equity, or otherwise (including all rights and remedies under each Transaction Document) to secure, collect, enforce or satisfy the Obligations. Bank may hold the proceeds of the Collateral as additional collateral under this Agreement or apply the proceeds to the payment of any of the Obligations, at such times and in such order as Bank may determine. Bank shall pay any surplus to Applicant or to whomever may be lawfully entitled to receive the surplus, and Applicant shall be liable for any deficiency.
12. Miscellaneous.
(a) No course of dealing between Applicant and Bank, and no delay or omission by Bank or Applicant in exercising any right or remedy hereunder, shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Bank may remedy any default by Applicant hereunder in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Applicant. Bank’s rights and remedies hereunder are cumulative.
(b) HSBC shall not be responsible or liable for, and Applicant waives all claims against HSBC in respect of the form, sufficiency, correctness, genuineness, authority of any Person signing or endorsing (including any Person making presentations, demands, claims, giving instructions (including by Electronic Means) to HSBC purportedly on the authority of Applicant or a beneficiary), falsification, or the legal effect of, any documents if such documents on their face appear to be in order.
(c) Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by an affiliate of Bank (in which case the term “Bank” shall include any such affiliate with respect to Letters of Credit issued by such affiliate). If and to the extent an affiliate of Bank issues a Letter of Credit, such affiliate shall be an express third-party beneficiary of this Agreement and any other applicable Transaction Documents, and shall be entitled to enforce its rights hereunder as if a party signatory hereto. The provisions of this Agreement shall be binding upon and inure to the benefit of Applicant and Bank and their respective successors and permitted assigns (including any Bank affiliate that issues a Letter of Credit), except that Applicant may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Bank (and any attempted assignment or transfer by Applicant without such consent shall be null and

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void). Bank may at any time assign its rights and obligations under this Agreement with the prior written consent of Applicant (such consent not to be unreasonably withheld and not required for an assignment to a Bank affiliate or if an Event of Default arising under Section 11(a)(i), Section 11(a)(ii), Section 11(c), Section 11(d), or Section 11(e) of this Agreement is continuing); provided that Applicant shall be deemed to have consented to such assignment unless it shall object thereto by written notice to Bank within six (6) Business Days after having received notice thereof. Bank may at any time sell participation interests in its rights and obligations under this Agreement to any Approved Institution without the prior written consent of Applicant. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Indemnitees, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, a Bank affiliate or correspondent) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(d) Bank and any affiliate of Bank that issues a Letter of Credit are hereby authorized at any time any Event of Default exists, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at such time held and other obligations at such time owing by Bank or any such Bank affiliate to or for the credit or the account of Applicant against any or all of the Obligations due and payable at such time held by Bank or any such Bank affiliate, irrespective of whether Bank or any such Bank affiliate shall have made any demand under this Agreement. The rights of Bank and Bank affiliates under this paragraph (d) are in addition to other rights and remedies (including other rights of setoff) that Bank or Bank affiliates may have. Bank agrees to notify Applicant promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(e) Applicant shall notify Bank of any objection Applicant may have to Bank’s (i) having issued or amended any Letter of Credit, (ii) having honored or dishonored any presentation under the Letter of Credit, or (iii) having taken any other action or failed to have taken any other action under or in connection with this Agreement or the Letter of Credit. Applicant’s notice of objection must be delivered to Bank promptly, and in any event within three (3) Business Days after Applicant receives notice of the action or inaction it objects to (such as by receiving a copy of an amendment Applicant did not want issued or by receiving honored drawing documents Applicant believes should have been refused). Applicant agrees that three (3) Business Days is a reasonable time within which it must object. Applicant’s failure to notify Bank of Applicant’s objection within such period shall automatically waive Applicant’s objection. Applicant understands that its giving or not giving such notice of objection shall not affect Bank’s obligations under any Letter of Credit to any beneficiary thereof but may enable Bank and/or Applicant to avoid or mitigate any loss. Applicant’s acceptance or retention beyond such period of any original documents presented under any Letter of Credit, or of any property for which title is conveyed by such documents, shall ratify Bank’s honor of the applicable presentation.
(f) If, in any Letter of Credit or in any Application, any Subsidiary or affiliate of Applicant is identified as the “applicant”, “account party”, or “customer” at whose request, on whose instruction, or for whose account the Letter of Credit is issued, then such Subsidiary’s or affiliate’s request or application for, and utilization of, the Letter of Credit shall be deemed to be a request or application for, and utilization of, the Letter of Credit under this Agreement by Applicant, and Applicant shall assume all risk and liability for such Subsidiary’s or affiliate’s utilization, acts and omissions in connection with such Letter of Credit and/or Application, as applicable. In such instances, such Subsidiary and Applicant (each, an “Obligor”) shall be jointly and severally liable for all Obligations relating to such Letter of Credit (with respect to any Obligor, such obligations of the other Obligor are herein called the “Joint Obligations”). The obligations of each Obligor with respect to the Joint Obligations shall be unconditional, absolute and irrevocable and, without limiting the generality of the foregoing, shall not be released, discharged, limited or otherwise affected by:
(i) any extension, settlement, compromise, waiver or release in respect of any Obligation of the other Obligor;
(ii) any amendment, restatement, supplement or other modification to this Agreement affecting the other Obligor;

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(iii) any change in the corporate existence, structure or ownership of the other Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the other Obligor or its assets or any resulting release or discharge of any Obligation;
(iv) the existence of any claim, set-off or other rights which one Obligor may have at any time against the other Obligor, Bank or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(v) any illegality, invalidity, unenforceability or irregularity relating to the other Obligor, the Obligations under this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by the other Obligor of any Obligation; or
(vi) any other act or omission to act or delay of any kind by the other Obligor, Bank or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph (e), constitute a legal or equitable discharge of or defense of a surety or guarantor.
(g) Unless otherwise specified in an Application and agreed to by Bank at the time a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance) (“ISP 98”) or of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance) (“UCP 600”), as applicable, shall apply to each Letter of Credit and (ii) the Letter of Credit shall be governed by, and construed in accordance with, the laws of the State of New York and applicable United States Federal laws. If, at Applicant’s request, the Letter of Credit expressly chooses any governing set of rules that is not ISP 98 or UCP 600, as applicable, or a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of ISP 98 or UCP 600, as applicable, or a governing law, Bank shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by Bank if such action or inaction is or would be justified under ISP 98 or the UCP 600, as applicable, New York law, applicable United States Federal law, or any other law governing the Letter of Credit.
(h) Except as may be provided in any Letter of Credit or as Bank may agree in writing, Bank shall have no obligation to issue, extend, or otherwise amend any Letter of Credit, the issuance, extension, automatic extension or other amendment of any Letter of Credit being in Bank’s discretion. If any Letter of Credit by its terms provides for automatic extension unless Bank notifies any beneficiary thereof of Bank’s election not to extend the Letter of Credit and if Applicant desires that Bank give such notice, Applicant’s request that Bank give such notice shall be given to Bank at least thirty (30) days prior to the date that Bank is required to give such notice to beneficiary as per terms of Letter of Credit (but Bank shall have no obligation to accede to such request). Either Bank or Applicant may terminate this Agreement upon written notice to the other, for any reason or no reason, at any time; provided that any and all Obligations outstanding at the time of termination shall survive and remain in full force and effect until such Obligations are paid in full and shall survive thereafter to the extent provided in paragraph (r) of this Section 12. For the avoidance of doubt, the termination of this Agreement shall not terminate any Letters of Credit outstanding at the time of such termination.
(i) No modification, rescission, waiver, release or amendment of any provision of this Agreement or any other Transaction Document shall be effective unless in a writing duly executed by Applicant and Bank.
(j) In this Agreement: (i) headings are included only for convenience and are not interpretative; (ii) the term “including” means “including, without limitation”; (iii) definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (iv) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (v) references to Bank’s discretion mean Bank’s reasonable discretion, and references to actions Bank “may” take or omit to take mean “may in its reasonable discretion”; and (vi) references herein to any laws or rules include any amendments thereto or successor or replacement laws or rules.

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(k) Unless otherwise provided herein, any notice, request, consent, demand or other communication which Bank or any Credit Party may be required or may desire to give to the other party under any provision hereunder shall be in writing and sent by electronic mail, hand delivery or first class mail, certified or registered and postage prepaid, to the intended party at the address for such party specified on Schedule I (in the case of Applicant) and Schedule II (in the case of Bank), and shall be deemed to have been given or made when transmitted in the case of electronic mail, when received if sent by hand delivery, or five (5) days after deposit in the mail if mailed. Any party hereto may change its address for notices and other communications hereunder by notice in writing to the other parties hereto. Each Credit Party agrees that Bank may presume the authenticity, genuineness, accuracy, completeness and due execution of any email communication bearing a facsimile or scanned signature resembling a signature of an authorized Person of such Credit Party without further verification or inquiry by Bank. Notwithstanding the foregoing, Bank in its discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further action by a Credit Party to authenticate any such communication. Each party agrees that any electronic signature, whether digital or encrypted, of the parties included in this Agreement or any other Transaction Document is intended to authenticate this writing or such other writing and to have the same force and effect as a manual signature. The term “electronic signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures pursuant to the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309). This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(l) This Agreement and any claims, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York. Applicant hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document (except, in the case of any other Transaction Document, if Applicant submits to the exclusive jurisdiction of another court in such other Transaction Document, in which case such other court shall have exclusive jurisdiction in respect of any action or proceeding arising out of or relating to such other Transaction Document), and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(m) Applicant hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (l) of this Section. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(n) Each party hereto irrevocably consents to service of process with respect to any action arising under this Agreement in the manner provided for notices in paragraph (k) of this Section. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
(o) Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).
(p) Each Application shall be deemed to be a certification by Applicant, both on the date of such Application and at the time the related Letter of Credit is issued, that the representations and warranties contained in this Agreement are true and correct in all material respects at each such time, except to the extent such representations and warranties expressly

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relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
(q) This Agreement and the other Transaction Documents constitute the entire contract between the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(r) All covenants, agreements, representations and warranties made by Applicant herein, in any other Transaction Document, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Transaction Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letter of Credit, regardless of any investigation made by Bank, and shall continue in full force and effect as long as any amount due from Applicant to Bank, or any Letter of Credit, is outstanding under this Agreement. The provisions of Sections 5 and 9 above shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the reimbursement of any drawing in respect of a Letter of Credit, or the termination of this Agreement or any provision hereof.
(s) Bank hereby notifies Applicant that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Bank to identify Applicant in accordance with such Act.
(t) Applicant acknowledges that this Agreement is, and each Letter of Credit will be, obtained for commercial purposes of Applicant. To the extent that Applicant is or may become entitled, in any jurisdiction in which proceedings may be commenced with respect to this Agreement, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, or from any other legal process or remedy relating to any or all of the Obligations, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), Applicant hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.
(u) The obligation of Applicant to make payments in United States dollars of any of its Obligations hereunder shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment that is expressed in or converted into any currency other than United States dollars, except to the extent such tender or recovery shall result in the actual receipt by Bank of the full amount of United States dollars expressed to be payable in respect of any such Obligations. The obligation of Applicant to make payments in United States dollars as aforesaid shall be enforceable as an alternative or additional cause of action for the purpose of recovery in United States dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of United States dollars expressed to be payable in respect of such Obligations, and shall not be affected by judgment being obtained for any other sums due under this Agreement.
(v) Without limiting any other provision hereof in favor of Bank, (i) Applicant acknowledges and accepts the risk that communications, instructions, claims and documents sent to or from Bank by Electronic Means may be intercepted, monitored, amended, corrupted, contain viruses or be otherwise interfered with by third parties and acknowledges and agrees that Bank is not responsible or liable to Applicant or any other Person for, and Applicant waives any and all claims in respect of, any losses arising from the same; (ii) Applicant agrees that, if Applicant communicates, gives an instruction, makes a claim, or sends a document by Electronic Means, or instructs Bank to permit a beneficiary or any other Person to do the same, Applicant shall indemnify, and hold Bank harmless from and against, any and all losses that Bank may incur (including in respect of any payment made where the relevant instruction or claim was unauthorized); and (iii) Applicant acknowledges and agrees that Bank has no obligation to: (A) verify the identity or authority of any Person communicating, giving an instruction, making a claim, or providing a document by Electronic Means, (B) verify the authenticity of any signature(s) (whether electronic or otherwise) on any communication made, instruction given, claim made, or document provided by Electronic Means, or (C) seek Applicant’s prior approval before acting on any communication made, instruction given, claim made, or document provided by Electronic Means, however Bank may, in its sole and absolute discretion, take steps to ascertain the validity, authenticity and origin of any communication, instruction, claim, or document (including requiring telephone verification of any instructions) and may, where it is unable

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to ascertain the validity, authority, or origin of any communication, instruction, claim, or document, delay or refuse to act upon any communication, instruction, claim or document or suspend or terminate any transaction at any time. Notwithstanding the foregoing, nothing in this Agreement shall be construed to excuse Bank from liability to Applicant to the extent of any direct damages suffered by Applicant that are caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof.
(w) Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its branches and its affiliates, directors, officers, employees, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over Bank; (iii) to the extent required by applicable laws or by any subpoena or similar legal process; (iv)  in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (v) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; (vi) with the consent of Applicant; or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Bank on a nonconfidential basis from a source other than Applicant that is not known to be subject to a confidentiality obligation to Applicant.
For purposes of this Section, “Information” means all information received from Applicant or any of its Subsidiaries relating to Applicant or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Bank on a nonconfidential basis prior to disclosure by Applicant or any of its Subsidiaries; provided that, in the case of information received from Applicant or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
[Signature Page Follows]

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GREENLIGHT REINSURANCE, LTD.

By: /s/ Faramarz Romer            By: /s/ David Sigmon
Name:    Faramarz Romer                Name: David Sigmon
Title:    Chief Financial Officer                Title:    General Counsel

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Samir Moorjani
Name: Samir Moorjani
Title: Director, Global Trade Solutions

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5640958v14 014922.0136

EXHIBIT A

Form of Application

HSBC

1. Date

M M D D Y Y Y Y

Application for Irrevocable Standby Documentary Credit (SBDC) or Amendment of a SBDC

To: HSBC Bank USA, National Association

This is an application for the trade service(s) specified below. Please select the trade service(s) you require, complete the required information and provide any instructions related to the trade service(s).

☐ Application for issue of a SBDC

☐ Amendment (provide new details only) of SBDC No.

2.1 Applicant Name and Address *(the Customer)*

2.4 Name and address of Applicant *(to be specified in the SBDC if other than the Customer)*

2.2 Contact for Customer

2.3 Customer Tel Number

2.5 Account Number for the Customer *(if any)*

2.6 Relationship of Applicant to the Customer *(if the Applicant is different to the Customer - to be specified in the SBDC)*

3.1 SBDC Beneficiary

3.2 SBDC Beneficiary Address

4.1 SBDC Currency

4.2 SBDC Amount

5.1 Advising Bank *(Name and Address)*

5.2 Advising Bank SWIFT *(if known)*

6. Form/terms of Standby DC attached

☐ Form of SBDC attached

7. Issuance Manner

☐ SWIFT ☐ Airmail

8. Expiry Date

M M D D Y Y Y Y

At the counter of HSBC Bank USA North America

9. Governing Rules

☐ International Standby Practices ISP98 (ISP98)

☐ ICC Uniform Customs and Practice for Documentary Credits (UCP600)

10. Description of the Goods/Services and underlying transaction *(contract or tender name if applicable)*

GTRF-US-GS-012-Sep-17

Exhibit A to Continuing Letter of Agreement
5640958v14 014922.0136

11. Documents Required

☐ Beneficiary's signed statement certifying that the amount drawn hereunder represents and covers the default value of invoice(s).

☐ Beneficiary's signed statement certifying that the beneficiary has made shipment of the required goods and has supplied the required documents to buyer and has not been paid at sight within ____ days of the invoice date/shipment date/date of the transport documents.

☐ Other ____________________

☐ See Form of SBDC attached

☐ Continued on separate sheets.

12. Confirmation

☐ Confirmation required

13. Charges - To be paid by Applicant(A) / Beneficiary(B)	A	B
13.1 Correspondent's charges		
13.2 HSBC Bank charges		
13.3 Confirmation charges		

13.4 Account for Charges

Debit your commission, advising charges to our account No.

____

14. Auto renewal

☐ Auto Renew Standby Documentary Credit

15. Method of Delivery

☐ By Courier to ____________________

☐ SWIFT

☐ To be collected by ____________________

16. **Other remarks**

____

We refer to HSBC's Standard Trade Terms (as amended from time to time) which can be accessed, read and printed by the Customer at/from *www.gbm.hsbc.com/gtrfstt* or alternatively the Customer can request a copy from its Relationship Manager (the Standard Trade Terms).

This application or amendment incorporates and is subject to the Standard Trade Terms as though they were set out in full in this application or amendment and together they form an important agreement.

By signing this application or the Customer:

- irrevocably requests HSBC to provide the above trade service(s) in accordance with the instructions in this form; and
- confirms that it has read and understood the Standard Trade Terms and agrees that this application incorporates the Standard Trade Terms and that the Standard Trade Terms applies to the above requested trade service(s).

Signed for and on behalf of the Customer:

Authorized Signatories

GTRF-SG-GS-012-Sep-17

Exhibit A to Continuing Letter of Agreement
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EXHIBIT B

Pricing Schedule

[Omitted]

Exhibit B to Continuing Letter of Credit Agreement
5640958v14 014922.0136

EXHIBIT C

Sanctions, Anti-Money Laundering and Anti-Bribery Provisions

Sanctions:

1. Applicant represents, warrants, and agrees that:

(a)Neither Applicant nor any of its Subsidiaries, directors, officers, employees, agents, or to Applicant’s knowledge, affiliates is a Person that is, or is owned or controlled by, any Person that is:

(i) the subject of any sanctions issued, administered, or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other sanction issuing or enforcement body that may be applicable to Bank, Applicant, any Letter of Credit or Trade Transaction (collectively, “Sanctions”); or

(ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) (“Sanctioned Territory”);

(b)Neither any Letter of Credit nor any proceeds thereof have been or will be, directly or indirectly, (i) used or (ii) loaned, contributed or otherwise made available to any Subsidiary, joint venture partner, or other Person, in any case, (A) to fund any activities or business of or with any Person that would violate Sanctions, or in any country or territory, that, at the time of such funding, is, a Sanctioned Territory, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any Letter of Credit, whether as applicant, beneficiary, issuer, confirmer, underwriter, advisor, investor, or otherwise);

(c)Any required import or export licenses applicable to each Trade Transaction have been obtained and, if Applicant is aware that Bank may require an export license or other authorization for the provision of the services hereunder for Applicant, Applicant will notify Bank prior to Bank such services; and

(d)Applicant is compliant in all material respects with foreign and domestic laws and regulations pertaining to each jurisdiction in which it operates and to each Trade Transaction and the subject matter of such Trade Transaction including, if applicable, the shipment and financing of the goods described in such Trade Transaction or the associated documents.

2.Applicant acknowledges and agrees that:

(a)HSBC Group and its service providers are required to act in accordance with the laws and regulations of various jurisdictions, including those which relate to Sanctions, export controls and the prevention of money laundering, terrorist financing, bribery, corruption and tax evasion;

(b)At any time, Bank may require Applicant to immediately provide to Bank information available to Applicant related to any Trade Transaction, including the underlying contract or other documentation;

Exhibit C to Continuing Letter of Credit Agreement
5640958v14 014922.0136

(c)Bank may take, and may instruct other HSBC Group members to take, to the extent it is legally permitted to do so under the laws of its jurisdiction, any action (a “Compliance Action”) which it considers appropriate to act in accordance with Sanctions or domestic and foreign laws and regulations. Such Compliance Action may include:

(i) the interception and investigation of any payment, communication, or instruction;

(ii)the making of further enquiries as to whether a Person is subject to any Sanctions or export control restrictions; and/or

(iii)the refusal to:

(A)issue, amend, extend, transfer, or assign proceeds of, a Letter of Credit or provide any other service hereunder;

(B)make payment of any demand, request for payment or for acceptance and payment, claim, presentation or drawing made in respect of a Letter of Credit by a beneficiary, Applicant, or any other Person (each, a “Claim”); or

(C)process a service or instruction hereunder that does not conform with Sanctions, export controls, or domestic and foreign laws or regulations; and

(d) neither Bank nor any HSBC Group member will be liable for any loss, damage, delay, or a failure of Bank to perform its duties hereunder:

(i)arising out of or relating to any Compliance Action taken by Bank, its service providers, or any HSBC Group member; and/or

(ii)being prevented from paying any Claim or sending or receiving any message or data or taking any other action in connection herewith because of an applicable law, regulation or ruling of any Governmental Authority.

Without limiting any other provision of this Agreement, Applicant will indemnify Bank for all losses, costs, damages, claims, actions, suits, demands and liabilities (together, the “Losses”) suffered or incurred by or brought against Bank arising out of or relating to any Compliance Action arising out of the Parties’ performance of their obligations under this Agreement, unless such Losses are solely and directly caused by the gross negligence, bad faith or willful misconduct of Bank.

Anti-Money Laundering:

Applicant represents, warrants, and agrees that each of Applicant and its Subsidiaries is and shall remain in compliance, in all material respects, with all applicable anti-money laundering rules and regulations.

Anti-Bribery:

Neither Applicant nor, to the knowledge of Applicant, any director, officer, agent, employee, affiliate or other Person acting on behalf of Applicant or any of its Subsidiaries is aware of, has taken, or will take

Exhibit C to Continuing Letter of Credit Agreement
5640958v14 014922.0136

any action, directly or indirectly, that would result in a violation by any such Person of any applicable anti-bribery or anti-corruption law, including the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, Applicant and, to the knowledge of Applicant, its affiliates have conducted and will conduct their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Neither any Letter of Credit nor any proceeds thereof will be used, directly or indirectly, for any payment that could constitute a violation of any applicable anti-bribery or anti-corruption law.
Applicant acknowledges and agrees, to the fullest extent permitted by applicable law, that:

(a)HSBC Group, and HSBC Group’s service providers are required to act in accordance with the laws and regulations of various jurisdictions, including those which relate to Sanctions and the prevention of money laundering, terrorist financing, bribery, corruption and tax evasion;

(b)Bank may take, and may instruct other members of the HSBC Group to take, to the extent it or such member is legally permitted to do so under the laws of its jurisdiction, Compliance Action that Bank or any other member, in its discretion, considers appropriate to act in accordance with Sanctions or domestic and foreign laws and regulations. Such Compliance Action may include the interception and investigation of any payment, communication or instruction; the making of further enquiries as to whether a Person is subject to any Sanctions; and the refusal to issue, pay, renew, extend, transfer or otherwise amend a Letter of Credit or to process any transaction or instruction that does not conform with Sanctions; and

(c)neither Bank nor any member of HSBC Group will be liable for any loss, damage, delay, or a failure of Bank to perform its duties under this Agreement or any Letter of Credit arising out of or relating to any Compliance Action taken by Bank, its service providers, or any HSBC Group member in its discretion.

USA Patriot Act and Beneficial Ownership Regulation:

Applicant represents and warrants that any information, documentation or certification provided by Applicant to Bank as required by the USA Patriot Act, the Beneficial Ownership Regulation or any other anti-money laundering rules and regulations is true and correct in all respects.

* * *

Exhibit C to Continuing Letter of Credit Agreement
5640958v14 014922.0136

Schedule I

APPLICANT NOTICE INFORMATION

Address for Notices to Applicant:

Greenlight Reinsurance, Ltd.
65 Market St., Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110, KY1-1205
Grand Cayman, Cayman Islands
Attention: Faramarz Romer; David Sigmon
Email: faramarz@greenlightre.ky; dsigmon@greenlightre.ky
Telephone: +1 239 310 3679; +1 239 310 3691

Process Agent:*

Corporation Service Company
19 West 44th Street, Suite 200
New York, NY 10036

* Foreign incorporated Applicant(s) must include a U.S. registered process agent.

Schedule I to Continuing Letter of Credit Agreement
5640958v14 014922.0136

Schedule II

BANK NOTICE INFORMATION

Address for Notices to Bank:    HSBC Bank USA, National Association
     66 Hudson Boulevard E, New York, New York 10001
    United States

Relationship Manager (RM) Details: Attention: Nicolas Nunziato
    Email: nicholas.nunziato@us.hsbc.com

With a copy to:
    HSBC Bank USA, National Association
    Global Trade Solutions
    Attention: Legal Department
    66 Hudson Boulevard E, New York, New York 10001
    United States

* * *

RESTRICTED
Schedule II to Continuing Letter of Credit Agreement
5640958v14 014922.0136